Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 31 to File No. 33-41913; Amendment No. 32 to File No. 811-06367) of Gabelli Equity Series Funds, Inc. of our report dated November 24, 2011, included in the 2011 annual reports to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

January 27, 2012